Exhibit 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between MGIC Investment Corporation (the “Company”), and Sanford A. Ibrahim (the “Executive”), dated as of February 6, 2007 and effective as of the Effective Time (as defined in the Agreement and Plan of Merger by and between Radian Group Inc. (“Radian”) and the Company dated as of February 6, 2007 (the “Merger Agreement”)). In the event that the Effective Time does not occur this Agreement shall be null and void ab initio and of no further force and effect.
     The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the dedication of the Executive pending and following the Merger (as defined in the Merger Agreement).
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Effective Date. The “Effective Date” shall mean the date on which the Effective Time occurs.
     2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Employment Period”). The Employment Period shall be divided into three periods, the “Initial Period,” the “Second Period,” and the “Third Period.” The Initial Period shall commence on the Effective Date and end on the date on which the Chief Executive Officer of the Company as of the date hereof (the “Initial CEO”) ceases for any reason to serve as Chief Executive Officer of the Company, but in no event later than the Company’s 2009 annual meeting, except that if the Effective Time occurs after July 1, 2007, the end of the First Period as determined by the Company’s 2009 annual meeting shall end on September 1, 2007. The Second Period shall begin at the end of the Initial Period and end on the date on which the Initial CEO ceases to be Chairman of the Board of Directors of the Company (the “Board”), but in no event later than the Company’s 2010 annual meeting. The Third Period shall begin at the end of the Second Period and end on the fifth anniversary of the Effective Date.
     3. Terms of Employment. (a) Position and Duties. (i) During the Initial Period, the Executive shall serve as the President and Chief Operating Officer of the Company, and, during the Second Period, the Executive shall serve as the President and Chief Executive Officer of the Company, and, during the Third Period, the Executive shall serve as the President and Chief Executive Officer of the Company and Chairman of the Board, in each case, with such duties and responsibilities as are customarily assigned to such positions. During the Initial Period, the Executive shall report directly to the Initial CEO and the Board and, during the Second Period and Third Period, the Executive shall report directly to the Board. The Board shall appoint the Executive to the positions specified above at the times specified above throughout the Employment Period. During the Employment Period, the Executive shall be appointed to and shall serve on the Board without additional consideration.
          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) subject to the approval of the Board, serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto if in the aggregate such pre-Effective Date activities and such similar activities do not require a commitment of time from the Executive that is materially greater than the time devoted to such pre-Effective Date activities) subsequent to the Effective Date shall not thereafter be deemed to interfere significantly with the performance of the Executive’s responsibilities to the Company.
     (b) Compensation.
          (i) Effective Date Benefits. For purposes of all plans, programs, policies, agreements and other arrangements maintained by Radian or its affiliates in which the Executive participates as of immediately prior to the Effective Time, the Merger shall be deemed to be a “change of control” or similar term, as applicable, for purposes of determining the Executive’s rights and benefits under such plans, programs, policies, agreements and other arrangements. As of the Effective Date, the Executive will be granted a number of restricted shares of the Company’s common stock equal to 100 percent of the full amount to which the Executive would be entitled under Section 12(a)(1) of the Employment Agreement between Radian and the Executive dated as of April 20, 2005 (the “Employment Agreement”) assuming that the Merger constituted a “Change of Control” (as defined in the Employment Agreement) and the Executive’s employment had been terminated by the Company without “Cause” (as defined in the Employment Agreement) as of immediately following the Merger (the “Restricted Shares”), which grant is in lieu of the Executive receiving any amount to which the Executive would be entitled under Section 12(a)(1) of the Employment Agreement. One-half of the Restricted Shares shall vest and no longer be subject to restriction on the third anniversary of the Effective Date and the remainder of the Restricted Shares shall vest and no longer be subject to restriction in equal annual installments on each of the first, second and third anniversaries of the Effective Date, subject to the Executive’s continued employment through such date. Notwithstanding the foregoing, the Restricted Shares shall vest in full and no longer be subject to forfeiture if, on or prior to the third anniversary of the Effective Date, the Executive’s employment with the Company is terminated by the Company without Cause (as defined below), by reason of the Executive’s death or Disability (as defined below) or by the Executive for Good Reason (as defined below). The number of Restricted Shares to be provided hereunder shall be determined by dividing (A) the amount determined under the second sentence of this paragraph by (B) the product of (1) price of a share of Radian common stock immediately prior to the Effective Time and (2) the Exchange Ratio (as defined in the Merger Agreement). Except as otherwise provided in this paragraph, the terms of the Restricted Shares shall be consistent with the terms of the Company’s equity incentive plan and award agreements thereunder provided to senior executives of the Company, provided that in no event shall any restrictive covenants contained in such plan or award agreements be applicable to the Executive.
          (ii) Base Salary. During the Initial Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of not less than 90% of the annual base salary paid to the Initial CEO payable in accordance with the Company’s normal payroll policies. During the Second Period and Third Period, the Executive’s Annual Base Salary shall be determined by the Compensation Committee of the Board (the “Committee”), but shall in no event be less than the Annual Base Salary payable during the Initial Period. The Executive’s Annual Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for senior executives. Annual Base Salary shall not be reduced after any increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
          (iii) Annual Bonus. With respect to each fiscal year ending during the Initial Period, the Executive shall receive an annual bonus (“Annual Bonus”) of not less than 90% of the annual bonus earned by the Initial CEO with respect the applicable fiscal year, except that for the first fiscal year that ends in the Initial Period the amount required by the preceding provision of this clause (iii) shall be reduced by the amount of any bonus paid by Romeo on account of performance in such year (or portion thereof). It is understood that the term “bonus” as used in the immediately preceding sentence excludes long-term equity incentives of the type described in the “Compensation and Human Resources Committee Report on Executive Compensation” contained in Romeo’s proxy statement for its 2006 annual meeting of shareholders. With respect to each fiscal year ending during the Second Period and Third Period, the Executive’s Annual Bonus shall be determined by the Committee on terms and conditions no less favorable than those applicable to other senior executives of the Company.
          (iv) Equity-Based Grants and Other Long Term Incentives. With respect to each fiscal year during the Initial Period, the Executive’s equity-based awards and other long-term benefits shall be no less than 90% of the value of those awarded to the Initial CEO and have terms and conditions no less favorable than those applicable to the awards granted to the Initial CEO. With respect to each fiscal year during the Second Period and Third Period, the Executive’s equity-based awards and other long-term incentives shall be commensurate with the Executive’s position and on terms and conditions no less favorable than those applicable to the awards and incentives granted to other senior executives of the Company.
     (v) Retirement Benefits; General Credited Service. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in all plans that are supplemental to any such tax-qualified plans, in each case, as are applicable to senior executives of the Company generally (it being understood that for a short transition period following the Effective Date the Executive may continue to participate in the plans in which the Executive participated in immediately prior to the Effective Time). Following the Effective Time, Section 5(b) of the Employment Agreement shall survive in its entirety and all service with Radian and its affiliates (and their respective predecessors) credited to the Executive under any compensation and benefit plans, programs, policies, agreements and arrangements of Radian and its affiliates shall be provided to the Executive for purposes of any corresponding compensation and benefit plans, programs, policies, agreements and arrangements of the Company and its affiliates, except as would result in a duplication of benefits. Following the Executive’s termination of employment for any reason other than for Cause, the Executive and his spouse shall be entitled to medical and dental benefits for their respective lives, at the sole cost of the Parent, that are no less favorable than the greater of (x) the medical and dental benefits provided to the Executive and his spouse under the medical and dental plans of the Company immediately prior to the termination of the Executive’s employment and (y) the medical and dental benefits provided to the Executive immediately prior to the Effective Date under the medical and dental plans of Radian (the “Retiree Medical Benefits”).
          (vi) Other Employee Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, group life and supplemental group life, accidental death, travel accident insurance, sick leave and vacation plans, practices, policies and programs), on the same basis as such plans, practices, policies and programs are applicable or made available to the senior executives of the Company (it being understood that for a short transition period following the Effective Date the Executive may continue to participate in the plans in which the Executive participated in immediately prior to the Effective Time). During the Employment Period, the Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs) no less favorable than those provided to the Initial CEO during the Initial Period, except to the extent the Committee reduces (or eliminates) such benefits for all senior executives, in which event the Executive shall be treated no less favorably than such other senior executives of the Company. The Executive will relocate the Executive’s office and his residence to the Milwaukee, Wisconsin metropolitan area promptly (and in any case within 45 days) after the Effective Date, and the Executive will relocate the residence of his family to the Milwaukee, Wisconsin metropolitan area no later than the second anniversary of the Effective Date. In connection with such relocations, but without limiting the generality of the foregoing, the Company shall (i) provide temporary housing, at its cost, in a suitable residence in the Milwaukee, Wisconsin metropolitan area for the Executive and his family until such time as the Executive’s family relocates to the Milwaukee, Wisconsin metropolitan area, which shall be no later than the second anniversary of the Effective Date, (ii) promptly pay the Executive as incurred for all expenses in connection with the relocation of the Executive’s office and home to Milwaukee, Wisconsin, including the Executive’s moving expenses, subject to the Executive providing appropriate documentation of such costs, and (iii) at such time after the Effective Time and on or prior to the second anniversary of the Effective Time as the Executive shall direct, purchase the Executive’s residence and furnishings in the Philadelphia, Pennsylvania metropolitan area at the greater of (1) the cost of such residence and furnishings and (2) the appraised value of such residence and furnishings, provided that, to the extent required by Section 409A of the Code, any payment or portion of the payment to the Executive from the purchase of such residence and furnishings shall be made on the first business day following the second anniversary of the Effective Date (the “Payment Date”), with interest from the date of purchase until such Payment Date at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”).

     4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:
          (i) the Executive is convicted of, or pleads guilty or nolo contendere to a charge of commission of, a felony; or
          (ii) the Executive has engaged in willful gross neglect or willful gross misconduct in carrying out his duties, which results in material economic harm to the Company or in reputational harm causing quantifiable material injury to the Company.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Initial CEO during the Initial Period or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (ii) above, and specifying the particulars thereof in detail.
     (c) Good Reason. The Executive’s employment may be terminated by the Executive with Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:
          (i) the failure of the Company to appoint the Executive to the position of Chief Executive Officer of the Company upon the expiration of the Initial Period;

          (ii) the failure of the Company to appoint the Executive to the position of Chairman of the Board upon the expiration of the Second Period;
          (iii) the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Executive;
          (iv) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Executive;
          (v) any requirement by the Company that the Executive’s services be rendered primarily at a location or locations other than the Milwaukee, Wisconsin metropolitan area other than travel reasonably required to carry out the Executive’s obligations under this Agreement;
          (vi) any failure by the Company to comply with Section 9(c) of this Agreement unless compliance with such Section is effected within three business days after notice of such failure is given to the Company and giving effect to such delayed compliance, the rights of the Executive are not prejudiced compared to what the Executive’s rights would have been had such compliance occurred at the time required by Section 9(c); or
          (vii) any failure to elect or reelect the Executive to the Board.
     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within

30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
     (f) Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination, to the extent applicable, from any positions that the Executive holds with the Company and its affiliated companies (including any joint ventures), the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the affiliated companies.
     5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:
              (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (but in no event prior to the expiration of the revocation period contained in the release described in this Section 5(a)) the aggregate of the following amounts:
     A. the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), shall be hereinafter referred to as the “Accrued Obligations”); and
     B. the product of (1) the sum of (x) the Annual Base Salary and (y) the highest annual bonus paid or payable to the Executive for any of the three fiscal years prior to the Date of Termination (but not including any bonus paid or payable in respect of his employment by any employer prior to Radian) and (2) a fraction, the numerator of which is equal to the greater of (i) the number of months from the Date of Termination until the fifth anniversary of the Effective Date and (ii) 24 and the denominator of which is 12 (such fraction, the “Severance Period”); and

          (ii) any equity-based awards granted to the Executive, including the Restricted Shares, shall vest and become free of restrictions immediately, any stock options granted to the Executive shall be exercisable for the remainder of their original full term (or such shorter period as would not be considered an extension or renewal of an award for purposes of Section 409A of the Code and the regulations thereunder), and all restrictive covenants in any plans or agreements governing such equity-based compensation awards shall be of no further force and effect (the “Equity Benefits”); and
          (iii) the Executive and his spouse shall be entitled to the Retiree Medical Benefits; and
          (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination, except for any amounts and benefits in the nature of severance, which shall be excluded (such other amounts and benefits that are required to be provided under the preceding provisions of this sentence shall be hereinafter referred to as the “Other Benefits”). As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
In the event of the Executive’s termination of employment during the Employment Period by the Company either on account of Disability (but in such case only if at the Date of Termination the Executive is competent to execute the release contemplated below) or other than for Cause or by the Executive for Good Reason, each of the Executive and the Company agree to execute a mutual general release in favor of the other party, substantially in the form attached hereto as Exhibit A. The payments and provision of benefits to the Executive required by this Section 5(a) (other than the Accrued Obligations and Other Benefits) shall be conditioned upon the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release in favor of the Company, subject to the Company’s delivery to the Executive of such release in favor of the Executive. Notwithstanding the foregoing provisions of this Section 5(a), to the extent required in order to comply with Section 409A of the Code or regulations thereunder, cash amounts that would otherwise be payable under this Section 5(a) during the six-month period immediately following the Date of Termination shall instead be paid, with Interest , on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.
     (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for (1) payment of Accrued Obligations, (2) the timely payment or provision of Other Benefits and (3) payment of the product of (x) the highest annual bonus paid or payable to the Executive for any of the three fiscal years prior to such termination (but not including any bonus paid or payable in respect of his employment by any employer prior to Radian) and (y) a fraction, the numerator of which is the number of days elapsed in the fiscal year in which such termination occurs through the Date of Termination, and the denominator of which is 365 (the “Prorata Bonus”). In addition, the Executive shall receive the Equity Benefits. Accrued Obligations and the Prorata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits for which the Company pays as in effect on the date of the Executive’s death (which shall be no less favorable than those applicable to the Initial CEO, other than insurance funded death benefits as of the Effective Date provided to the Initial CEO) and the continued provision of the Medical Benefits.
     (c) Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (1) payment of Accrued Obligations, (2) the timely payment or provision of Other Benefits and (3) payment of the Prorata Bonus. In addition, the Executive shall receive the Equity Benefits. Accrued Obligations and the Prorata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Section 5(c) shall be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability benefits, if any, as in effect at any time thereafter generally with respect to the Initial CEO and the Retiree Medical Benefits.
     (d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations through the Date of Termination, to the extent theretofore unpaid, (ii) in the case of a resignation by the Executive without Good Reason at or after expiration of the Employment Period only, the Retiree Medical Benefits, and (ii) Other Benefits, to the extent theretofore unpaid. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Section 5(d) shall be paid or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.
     6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), with Interest on any delayed payment.
     7. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (b) Subject to the provisions of Section 7(c) of this Agreement, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive or directly to the Internal Revenue Service, in the sole discretion of the Company, within five business days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) of this Agreement and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.

The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (i) give the Company any information reasonably requested by the Company relating to such claim,
          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
          (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Executive of a payment by the Company of an amount on the Executive’s behalf pursuant to Section 7(c) of this Agreement, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c) of this Agreement) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 7(c) of this Agreement, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     8. Restrictive Covenants.
     (a) Non-Competition. During the Employment Period, and for the 12 month period beginning on the date the Executive’s employment terminates for any reason, other than in the case of the expiration of this Agreement at the end of the Employment Period (the “Restriction Period”), the Executive hereby agrees that he will not, without the Company’s express written consent, engage in (directly or indirectly), in any capacity in which Proprietary Information of the Company would reasonably be considered useful, any employment or business activity whose primary business involves or relates to providing mortgage insurance or financial guaranty to financial institutions located anywhere in the United States of America and or in any country of the World in which the Company provided mortgage insurance or financial guaranty to financial institutions, or actively attempted to do so, within 12 months prior to the date the Executive’s employment terminates, or would otherwise conflict with the Executive’s employment by the Company (“Competing Employer”).
     (b) Non-Solicitation of Certain Company Personnel. During the Employment Period and for the Restriction Period, the Executive hereby agrees that he will not, either directly or through others, solicit or attempt to solicit any then-current employee, consultant or independent contractor of the Company in regards to whom, in the 12 months preceding termination of the Executive’s employment with the Company, the Executive provided direct supervision or in regards to whom the Executive received Proprietary Information, to change or terminate his or her relationship with the Company or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than twelve months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or attempt to solicit. If any employee, consultant or independent contractor in regards to whom, in the 12 months preceding termination of the Executive’s employment with the Company, the Executive provided direct supervision or received Proprietary Information, is solicited by any entity that has at that time hired or agreed to hire the Executive, to work directly or indirectly under the supervision of or in any way in concert with the Executive, such solicitation shall be conclusively presumed to be a violation of this Section 8(b).
     (c) Non-Solicitation of Certain Customers. During the Employment Period and for the Restriction Period, the Executive hereby agrees that he will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company in regards to whom or which the Executive received any Proprietary Information, for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the Employment Period.
     (d) Proprietary Information. During the Employment Period and for the Restriction Period, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below) under any circumstances reasonably likely to enable use of such information in competition with the Company anywhere in the United States or in any country of the World in which the Company provided mortgage insurance or financial guaranty to financial institutions, or actively attempted to do so, within 12 months prior to the date the Executive’s employment terminates, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if it determines to resist the disclosure. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities (including joint ventures), any of its portfolio companies, investors, and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.
     (e) Invention Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).
     (f) Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Company Inventions.
     (g) Acknowledgement. The Executive acknowledges that the Company would be irreparably injured by a violation of this Section 8 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled, without posting a bond, to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of this Section 8.

     9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     10. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company.

If to the Company:
250 E. Kilbourn Ave.
Milwaukee WI 52302

Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (c) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (d) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(vii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (e) Except as otherwise expressly provided herein, from and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties and between the Executive and Radian, with respect to the subject matter hereof (including without limitation, the Employment Agreement). Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.
     (f) If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ S.A. Ibrahim

MGIC INVESTMENT CORPORATION

By	/s/ Jeffrey H. Lane

Name: Jeffrey H. Lane
Title: SVP

Exhibit A
Release
     For and in consideration of the payments and other benefits described in the employment agreement dated as of [      ] (the “Agreement”) between [       ] (the “Company”) and [      ] (the “Executive”) and for other good and valuable consideration, Executive hereby releases the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), his separation from employment with the Affiliated Entities or derivative of Executive’s employment, which Executive now has or may have against the Released Parties, whether known or unknown to Executive, by reason of facts which have occurred on or prior to the date that Executive has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Affiliated Entities, as well as any and all claims under state contract or tort law.
     Executive has read this Release carefully, acknowledges that Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of Executive’s choice prior to executing this Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Agreement until eight days have passed since Executive’s signing of this Release without Executive’s signature having been revoked, other than the Accrued Obligations and the Other Benefits (in each case, as defined in the Agreement). Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Release, and Executive agrees to all of its terms voluntarily.

     For and in consideration of the obligations upon Executive as set forth in the Agreement, and for other good and valuable consideration, the Company hereby (on its own behalf and that of the other Affiliated Entities, the divisions and predecessors and successors of the Affiliated Entities and the directors and officers of the Company in their capacity as such (collectively, the “Releasing Entities”)) releases Executive and his heirs, executors, successors and assigns (the “Executive Released Parties”) of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits, claims or causes of every kind and nature whatsoever, arising out of, or related to, his employment with the Affiliated Entities, his separation from employment with the Affiliated Entities or derivative of Executive’s employment, which the Releasing Entities now have or may have against the Executive Released Parties, whether known or unknown, by reason of facts which have occurred on or prior to the date that the Company has signed this Release; provided, however, that nothing contained in this Release shall release the Executive Released Parties from any claim or form of liability arising out of acts or omissions by Executive which constitute a violation of the criminal or securities laws of any applicable jurisdiction.
     Notwithstanding anything else herein to the contrary, this Release shall not affect: the obligations of the Company or Executive set forth in the Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or Executive (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify Executive respecting acts or omissions in connection with Executive’s service as a director, officer or employee of the Affiliated Entities; or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and any of the Affiliated Entities are jointly responsible.
     This Release, and the attached covenants, are final and binding and may not be changed or modified except in a writing signed by both parties.

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